Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Ryan D. Robinson,
Senior Vice President,
Chief Administrative Officer, and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
June 3, 2016
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS FIRST QUARTER 2016 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "we," or the "Company") (NASDAQ: SHOS) today reported results for its fiscal quarter ended April 30, 2016.
Overview of Preliminary, Unaudited Results
Results for the first fiscal quarter of 2016 compared to the first fiscal quarter of 2015 included:

•	Comparable store sales decreased 2.8%

•	Adjusted EBITDA decreased $6.1 million to $1.3 million from $7.4 million

•	Expenses for IT transformation investments were $3.2 million

•	Operating loss increased $7.8 million to $(5.1) million from $2.8 million operating income

•	Loss per share increased $0.22 to $(0.16) from $0.06 income per share

Will Powell, Chief Executive Officer and President, said, "In the first quarter, we continued to make progress on the rollout of our America's Appliance Experts program and the transformation of our IT platform, which will better position the Company for long-term success. We experienced a challenging sales quarter, but saw improvements in several strategic growth categories and took steps in Outlet to be more competitive in the current highly promotional environment. In addition, actions taken in 2015 resulted in lower year-over-year expenses."

"Hometown posted an overall comparable store sales decline of 2.6% in the first quarter of 2016, which was driven by a decline in home appliances and a decline in lawn and garden due to unfavorable weather conditions in key trade areas. We did achieve positive comparable sales increases in mattresses and tools, which were the third and second consecutive quarterly increases in these key categories, respectively."

"Outlet comparable store sales declined 3.1% in the first quarter of 2016 primarily driven by lower sales of home appliances due to continued competitive pricing pressure on new, in-box products, which made out-of-box product price comparisons less compelling. During the quarter, we initiated a highly competitive pricing test in a group of Outlet stores that resulted in a 640 basis points improvement in comparable store sales compared to stores on the existing promotional plan. Due to the success of the test, we plan to roll out our highly competitive pricing nationally in the second quarter of 2016."

“Mattress sales in Outlet were negatively impacted by a decline in mattress inventory received from Sears Holdings Corporation compared to the prior year. Through a relationship with another key vendor we are adding more mattress inventory to fill the gap, which has resulted in improved results as new product arrives. The furniture category delivered a 23.3% comparable store sales increase, the second consecutive quarterly increase for this strategic growth category. Also, we achieved comparable store sales increases in the lawn and garden and tools categories as a result of better inventory positions compared to the prior year. We have also continued to improve our inventory position in out-of-box home appliances since the first quarter of 2015 as a result of new supply agreements with key vendors.”

"In the first quarter of 2016 we converted another 78 Hometown stores to our America's Appliance Experts program ("AAE"), which we believe improves our home appliances shopping experience. The AAE store locations outperformed non-AAE locations in total and home appliance comparable store sales by 224 basis points and 572 basis points, respectively. Also, the gross margin in our AAE stores was slightly higher than in our non-AAE stores. At the end of the first quarter of 2016, we had 255 AAE locations and plan to convert over 200 additional locations in 2016."

"In the first quarter of 2016 in our Hometown Segment we opened 2 new stores and closed 17 under-performing stores. The first quarter 2016 impact of these closed locations was a reduction of $0.5 million in EBITDA and a reduction of 13 basis points of gross margin rate. These closures should enable us to reduce expenses, improve future profit performance, and free up net working capital of over $9 million.”

“Results for the first quarter of 2016 were also unfavorably impacted by merchandise inventory shrink compared to last year primarily due to a $2.5 million physical inventory gain recorded in Hometown in the first quarter of 2015 and a $3.4 million physical inventory charge incurred in Outlet in the first quarter of 2016. The year-over-year change in our shrink results unfavorably impacted the gross margin rate by 105 basis points in the first quarter of 2016 with reductions of 45 basis points and 231 basis points in Hometown and Outlet, respectively. The physical inventory gain in 2015 was historically unusual and we did not expect those results to repeat."

“In the first quarter of 2016 Selling and administrative expense was down $17.7 million (131 basis points) compared to the first quarter of 2015. Our Selling and administrative expense favorably reflected the closure of 137 unproductive stores along with actions taken in 2015 to reduce overall payroll and benefits costs at our support center and in our field organization. We continued to make progress with our IT transformation initiative, which will provide greater strategic and operating flexibility including improvements in our ability to assort and price merchandise , as well as the ability to source products directly from vendors. Selling and administrative expenses include $3.2 million and $1.5 million of IT transformation costs for the first quarters of 2016 and 2015, respectively. To make these expenses more transparent to investors, we have broken them out in our Adjusted EBITDA calculation."

"At the end of the first quarter of 2016 outstanding borrowings on our senior ABL facility were $32.0 million, which was at a similar level compared to the prior year, and we had $212.3 million of unused borrowing capacity. In May 2016 we and Sears Holdings amended most of our agreements (see "Subsequent Events" below), and among the amendments is our agreement to pay Sears Holdings for merchandise and services on accelerated terms during the second quarter of 2016 in return for a 37 basis-point discount. This will result in additional borrowings during the second quarter, but the early payment discount less incremental interest expense will result in a net financial benefit to SHO.”
First Quarter Results

Net sales in the first quarter of 2016 decreased $45.8 million, or 7.9%, to $537.0 million from the first quarter of 2015. This decrease was driven primarily by the impact of closed stores (net of new store openings) and a 2.8% decrease in comparable store sales.

Comparable store sale were down 2.6% and 3.1% in Hometown and Outlet, respectively. The consolidated comparable store sales decrease of 2.8% was primarily due to (1) lower Hometown home appliances sales resulting from a change in promotional pricing strategy to improve our gross margin in an aggressive promotional pricing environment and softness in the sales of the dishwasher and food storage categories, (2) lower sales in Outlet's home appliance due to higher industry-wide promotional activity, which impacted the value proposition of out-of-box home appliances as competitors reduced prices on new, in-box home appliances, (3) lower Hometown lawn and garden sales due, in part, to unusually cool and wet weather, and (4) lower Outlet apparel and mattress sales due to a decrease in product supply from Sears Holdings. These decreases were partially offset by (1) a lower quarter-end deferral of unshipped sales, (2) sales increases in Hometown tools, which responded favorably to changes in marketing and pricing strategies, and (3) higher sales in Outlet's home furnishings due to an expansion in furniture categories.

Gross margin was $116.2 million, or 21.6% of net sales, in the first quarter of 2016 compared to $140.4 million, or 24.1% of net sales, in the first quarter of 2015. The decrease in gross margin rate was primarily driven by (1) higher shrink driven by a $3.4 million physical inventory charge to Outlet in the first quarter of 2016 and a $2.5 million physical inventory gain in Hometown in the first quarter of 2015, (2) higher occupancy costs due to a higher number of Company-operated locations, (3) lower margin on merchandise sales, (4) lower online commissions from Sears Holdings, and (5) higher distribution center and product repair costs in Outlet. These declines were partially offset by a $2.8 million net benefit from the May 2016 amendment to our Merchandising Agreement with Sears Holdings (the "Merchandising Net Benefit"), all of which was included in first quarter 2016 gross margin. Stores closed in the first quarter of 2016 reduced the gross margin rate 13 basis points. The total impact of occupancy costs, online commissions from Sears Holdings, initial franchise revenues, shrink, the Merchandising Net Benefit, and closed stores reduced gross margin 373 basis points in the first quarter of 2016 compared to a reduction of 192 basis points in the first quarter of 2015.

Selling and administrative expenses decreased to $118.0 million, or 22.0% of net sales, in the first quarter of 2016 from $135.7 million, or 23.3% of net sales, in the prior-year comparable quarter. The decrease was primarily due to lower commissions paid to dealers and franchisees on lower sales volume from operating a higher number of company operated stores in 2016, lower expenses due to stores closed (net of new store openings) since the second quarter of 2015, and $1.4 million of executive transition costs incurred in the first quarter of 2015. These declines were partially offset by $3.2 million of IT transformation investments, a $1.7 million increase over the first quarter of 2015, and higher payroll and benefits due to a higher number of Company-operated stores.

We recorded an operating loss of $5.1 million and operating income of $2.8 million in the first quarters of 2016 and 2015, respectively. The reduction in operating income was primarily due to lower gross margin (including the impact of lower volume, a lower gross margin rate, and higher shrink partially offset by the Merchandising Net Benefit), $1.7 million of higher IT transformation investments, and higher depreciation and amortization expense. The gross margin reduction was partially offset by favorability in selling and administrative expenses in the first quarter of 2016.

Financial Position

We had cash and cash equivalents of $22.7 million as of April 30, 2016, $27.4 million as of May 2, 2015, and $18.2 million as of January 30, 2016. Unused borrowing capacity as of April 30, 2016 under our Credit Agreement, dated as of October 11, 2012, among the Company, its subsidiaries, Bank of America, N.A., and other lenders (the “Senior ABL Facility”) was $212.3 million with $32.0 million drawn and $5.7 million of letters of credit outstanding. For the first quarter of 2016 we funded ongoing operations with cash on-hand and cash generated by operating activities. Our primary needs for liquidity are to fund inventory purchases and capital expenditures and for general corporate purposes.

Total merchandise inventories were $430.4 million at April 30, 2016 and $438.9 million at May 2, 2015. Merchandise inventories declined $21.9 million in Hometown and increased $13.4 million in Outlet. The decrease in Hometown was primarily due to store closures. Outlet's increase was primarily driven by improved strategic opportunity buys in home appliances, which was partially offset by reduced apparel and mattress receipts from Sears Holdings.

Comparable Store Sales

Comparable store sales amounts include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we also use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses Adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as Severance and executive transition costs and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

Starting with the second quarter of 2015 the Company is excluding initial franchise revenues from Adjusted EBITDA. This change is based on the Company's decision to indefinitely suspend its franchising of additional stores except to existing Company franchisees and is intended to better align Adjusted EBITDA for purposes of incentive compensation.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended
Thousands	April 30, 2016	May 2, 2015
Net (loss) income	$(3,570)	$1,292
Income tax (benefit) expense	(1,857)	1,397
Other income	(397)	(682)
Interest expense	766	781
Operating (loss) income	(5,058)	2,788
Depreciation and amortization	3,257	1,861
Severance and executive transition costs	—	1,371
Initial franchise revenues net of provision for losses	(32)	(126)
IT transformation investments	3,150	1,460
Adjusted EBITDA	$1,317	$7,354
Subsequent Events
On May 11, 2016 the Company and Sears Holdings executed and delivered to each other amendments to most of their agreements entered into in connection with SHO's 2012 separation from Sears Holdings (the "Separation"), including an amendment to our Merchandising Agreement with Sears Holdings (the "Merchandising Amendment").  The Merchandising Amendment provides that (a) SHO will pay Sears Holdings $0.6 million and SHO waives claims against Sears Holdings relating to product repair claims and (b) Sears Holdings waives claims against SHO relating to alleged KCD warranty fee underpayments and other IT and service-order transfer related claims.  In accordance with subsequent event criteria defined in ASC 855-10-25, and since the amounts reflected in the Merchandising Amendment related to prior years, management decided to record the entire $2.8 million net benefit to SHO from the Merchandising Amendment to gross margin in the first quarter of 2016. For additional information regarding the amendments to the SHO-Sears Holdings agreements see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2016 (File No. 001-35641).
On May 19, 2016 the Company entered into a definitive Purchase and Sale Agreement to sell a property that is classified as held for sale as described in Note 1 to the 2015 10-K. The sale price of the property is $27.3 million and its carrying value was $1.1 million as of April 30, 2016. If the sale is completed in the second fiscal quarter of 2016 in accordance with the terms and conditions of the Purchase and Sale Agreement, the Company expects to record in the quarter a gain on sale of approximately $25.7 million. The Company expects to use the sale proceeds to reduce borrowings and for general corporate purposes. For additional information regarding the Purchase and Sale Agreement see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 25, 2016 (File No. 001-35641).
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements (the “forward looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: the possible material adverse effects on us if Sears Holdings financial condition were to significantly deteriorate, including if as a consequence Sears Holdings were to choose to seek the protection of the U.S. bankruptcy laws; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by subsidiaries of Sears Holdings and are collectively referred to as the “KCD Marks”); the Merchandising Agreement between us and Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears

Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; on May 26, 2016 Sears Holdings announced that it would explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of our Hometown and Outlet businesses into a single business entity, the Separation, and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following the Separation, and other losses of benefits (such as a more effective and productive business relationship with Sears Holdings) that were associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings, on terms (including vendor payment terms for Sears Holdings’ merchandise purchases) that are acceptable to it and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of out-of-box products could decline; our ability to resolve, on commercially reasonable terms, future disputes with Sears Holdings regarding the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us; our ability to establish a more effective and productive business relationship with Sears Holdings, particularly if future disputes were to arise with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings, and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO’s SHC-Supplied Systems”); SHO’s SHC-Supplied Systems could be subject to disruptions and data/security breaches (Kmart, owned by Sears Holdings, announced in October 2014 that its payment-data systems had been breached), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; limitations and restrictions in our Credit Agreement and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to sell profitably online all of our merchandise and services; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held Company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholders’ ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the “Risk Factors,” that are included in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2016, our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of its date, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of April 30, 2016, we or our independent dealers and independent franchisees operated a total of 1,145 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	13 Weeks Ended
Thousands, except per share amounts	April 30, 2016	May 2, 2015
NET SALES	$536,981	$582,769
COSTS AND EXPENSES
Cost of sales and occupancy	420,790	442,410
Selling and administrative	117,992	135,710
Depreciation and amortization	3,257	1,861
Total costs and expenses	542,039	579,981
Operating (loss) income	(5,058)	2,788
Interest expense	(766)	(781)
Other income	397	682
(Loss) income before income taxes	(5,427)	2,689
Income tax benefit (expense)	1,857	(1,397)
NET (LOSS) INCOME	$(3,570)	$1,292

NET (LOSS) INCOME PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic and diluted:	$(0.16)	$0.06

Basic and diluted weighted average common shares outstanding	22,666	22,666

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

Thousands	April 30, 2016	May 2, 2015	January 30, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,703	$27,393	$18,244
Accounts and franchisee receivables, net	10,961	20,422	11,753
Merchandise inventories	430,416	438,895	434,846
Prepaid expenses and other current assets	23,119	19,220	22,176
Total current assets	487,199	505,930	487,019
PROPERTY AND EQUIPMENT, net	50,450	49,405	49,315
INTANGIBLE ASSETS, net	3,302	—	4,377
LONG-TERM DEFERRED TAXES	76,666	56,209	79,141
OTHER ASSETS, net	13,429	42,518	13,981
TOTAL ASSETS	$631,046	$654,062	$633,833

LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$32,000	$30,000	$68,300
Payable to Sears Holdings Corporation	103,150	101,156	54,126
Accounts payable	31,214	24,825	39,762
Other current liabilities	62,985	72,769	66,466
Total current liabilities	229,349	228,750	228,654
OTHER LONG-TERM LIABILITIES	2,708	2,141	2,670
TOTAL LIABILITIES	232,057	230,891	231,324
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	398,989	423,171	402,509
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$631,046	$654,062	$633,833

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown
	13 Weeks Ended
Thousands, except for number of stores	April 30, 2016	May 2, 2015
Net sales	$366,579	$410,660
Comparable store sales %	(2.6)%	(0.4)%
Cost of sales and occupancy	284,138	311,087
Gross margin dollars	82,441	99,573
Margin rate	22.5%	24.2%
Selling and administrative	80,853	94,622
Selling and administrative expense as a percentage of net sales	22.1%	23.0%
Depreciation and amortization	1,569	653
Total costs and expenses	366,560	406,362
Operating income	$19	$4,298
Total Hometown stores	986	1,091

Outlet
	13 Weeks Ended
Thousands, except for number of stores	April 30, 2016	May 2, 2015
Net sales	$170,402	$172,109
Comparable store sales %	(3.1)%	(3.0)%
Cost of sales and occupancy	136,652	131,323
Gross margin dollars	33,750	40,786
Margin rate	19.8%	23.7%
Selling and administrative	37,139	41,088
Selling and administrative expense as a percentage of net sales	21.8%	23.9%
Depreciation and amortization	1,688	1,208
Total costs and expenses	175,479	173,619
Operating loss	$(5,077)	$(1,510)
Total Outlet stores	159	157